Exhibit 2
State of New York

Banking Department

     KNOW ALL MEN BY THESE PRESENTS, That I, FREDERICK D. KILBURN, Superintendent of Banks of the State of New York, do hereby Certify that the following named persons, to wit:
JAMES A. BLAIR, JAMES G. CANNON, E.C. CONVERSE, H.P. DAVISON, G.W. GARTH, A. BARTON HEPBURN, WILLIAM LOGAN, G.W. McGARRAH, G.W. PERKINS, Wm H. PORTER, J.F. THOMPSON, ALBERT H. WIGGIN, SAMUEL WOOLVERTON, E.F.C. YOUNG,
have filed in this Department an Organization Certificate of the BANKERS TRUST COMPANY to be located in the City of NEW YORK in the County of NEW YORK and have complied with the provisions of Chapter 689 of the Laws of 1892, entitled “An Act in relation to Banking Corporations,” and with all the requirements of law.
     That in pursuance of the authority conferred upon me by law, I do hereby authorize the above named persons to become and transact the business of a trust company under the title of BANKERS TRUST COMPANY with a Capital Stock of ONE MILLION ($1,000,000.00) Dollars, in accordance with said Certificate of Organization and the Laws of this State, and that such business may be safely intrusted to it.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal, this 24th day of March, in the year one thousand nine hundred and three.

Superintendent

Certificate of Authorization
of the
Bankers Trust Company
March 24, 1903.